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                                                                Exhibit 99.2



                              AMENDMENT NUMBER ONE
                           TO THE AMENDED AND RESTATED
               SCHOLASTIC CORPORATION EMPLOYEE STOCK PURCHASE PLAN

         WHEREAS, Scholastic Corporation (the "Corporation") maintains the Scholastic Corporation Employee Stock Purchase Plan, (Amended and Restated as of March 1, 2000) (the "Plan"); and

         1. Paragraph (c) of Section 8 of the Plan is amended by substituting "six (6) month period" for "twelve (12) month period" where it appears therein.

Subject to the foregoing, the Restated Plan remains in full force and effect in accordance with the terms thereof.